EXHIBIT 5

[COMPUTER ASSOCIATES LETTERHEAD]

September 10, 2003

Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York 11749-7000

Ladies and Gentlemen:

     I have acted as your counsel in connection with the preparation of a Registration Statement of Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended, in connection with the issuance of 761,858 units of your Deferred Stock Obligations and 761,858 shares your Common Stock, together with associated rights, issuable pursuant to the 2003 Compensation Plan For Non-Employee Directors (the “Plan”). As such counsel, I have examined your Restated Certificate of Incorporation, your By-laws as amended to date, the Registration Statement, the Plan and such other corporate documents, minutes and records as I have deemed appropriate.

     Based upon the foregoing, it is my opinion that the 761,858 units of Deferred Stock Obligations and 761,858 shares Common Stock reserved for issuance in the pursuant to the Plan are duly authorized, and when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     I hereby consent to the reference to me in the Registration Statement where it appears and to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Steven M. Woghin

Steven M. Woghin
Senior Vice President and General Counsel